Exhibit 99.1

Execution Version

AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 8

Date:	November 25, 2025

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Citibank, N.A.
Fax No.:	212-615-8985

Reference Number:	To be advised.

The purpose of this Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on May 22, 2024 (the “Original Transaction”). This Amended and Restated Supplemental Confirmation, dated November 25, 2025, amends and restates in its entirety the Supplemental Confirmation, dated May 22, 2024 (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Amendment and Restatement Date for the Transaction referenced below.

1.             This Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 19, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.              The terms of the Transaction to which this Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	May 22, 2024

Amendment and Restatement Date:	November 25, 2025

Prepayment Amount:	USD 39,500,675

Prepayment Date:	The first Currency Business Day following the Trade Date, provided that all of the conditions specified in Section 4 of the Master Confirmation have been satisfied or waived by Dealer and Counterparty has satisfied its obligations under Section 6(d) of the Master Confirmation on or prior to such date.

First Amendment Payment Amount:	USD 3,246,816. Counterparty agrees to pay Dealer the First Amendment Payment Amount on the First Amendment Payment Date.

First Amendment Payment Date:	The first Currency Business Day following the Amendment and Restatement Date.

First Amendment Reduction:	On the Amendment and Restatement Date, the Number of Shares for the Transaction shall be reduced to 192,200 Shares, and Counterparty shall, on the first Clearance System Business Day following the Amendment and Restatement Date, deliver 45,000 Shares to Dealer.

First Amendment Reference Price:	USD 139.28

Forward Floor Price:	USD 139.28

Forward Cap Price:	USD 153.21

Final Disruption Date:	January 13, 2028

Contractual Dividend:	USD 0.508 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	7,688	11/29/27
2	7,688	11/30/27
3	7,688	12/01/27
4	7,688	12/02/27
5	7,688	12/03/27
6	7,688	12/06/27
7	7,688	12/07/27
8	7,688	12/08/27
9	7,688	12/09/27
10	7,688	12/10/27
11	7,688	12/13/27
12	7,688	12/14/27
13	7,688	12/15/27
14	7,688	12/16/27
15	7,688	12/17/27
16	7,688	12/20/27
17	7,688	12/21/27
18	7,688	12/22/27
19	7,688	12/23/27
20	7,688	12/27/27
21	7,688	12/28/27
22	7,688	12/29/27
23	7,688	12/30/27
24	7,688	12/31/27
25	7,688	1/3/28

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Dealer’s obligation under the Transaction is subject to the satisfaction or waiver (such waiver to be in writing) by Dealer of the additional condition that Counterparty shall have executed a Consent to the Margin Loan Agreement, dated as of the Amendment and Restatement Date, among Counterparty, each Lender party thereto, and Citibank, N.A., as Administrative Agent and Calculation Agent.

Counterparty hereby agrees (a) to check this Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Amended and Restated Supplemental Confirmation relates by manually signing this Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative Eric Natelson

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Michael Kelleher
Name: Michael Kelleher
Title: Director

[Signature Page to A&R Supplemental Confirmation No. 8 (Citi)]